EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this annual report on Form 10-K to be filed on or about March 30, 1998 and the incorporation of such report in previously filed registration statements of HomeUSA, Inc. on Form S-8 (File No. 333-44995), of our report dated October 24, 1997, on our audits of the financial statements of McDonald Mobile Homes, Inc.

COOPERS & LYBRAND L.L.P.

Tulsa, Oklahoma
March 30, 1998